Exhibit 99.1

PRESS RELEASE

PacWest Bancorp
(NASDAQ: PACW)

Contact:	Donald D. Destino
Executive Vice President
Corporate Development and Investor Relations
Phone:	310-887-8521

FOR IMMEDIATE RELEASE	January 19, 2017

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR 2016

Fourth Quarter 2016 Highlights

•                  Net Earnings of $85.6 Million, or $0.71 Per Diluted Share

•                  New Loan and Lease Production of $1.3 Billion; $713 Million of Net Loan Growth

•                  Core Deposits Increase of $513 Million and Represent 79% of Total Deposits

•                  Tax Equivalent Net Interest Margin of 5.47%; Core Tax Equivalent Net Interest Margin of 5.09%

Full Year 2016 Highlights

•                  Net Earnings of $352.2 Million, or $2.90 Per Diluted Share

•                  New Loan and Lease Production of $4.1 Billion; $978 Million of Net Loan Growth

•                  Core Deposits Increase of $2.0 Billion

•                  Tax Equivalent Net Interest Margin of 5.40%; Core Tax Equivalent Net Interest Margin of 5.10%

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the fourth quarter of 2016 of $85.6 million, or $0.71 per diluted share, compared to net earnings for the third quarter of 2016 of $93.9 million, or $0.77 per diluted share.  Net earnings for the full year 2016 were $352.2 million, or $2.90 per diluted share, compared to net earnings for the full year 2015 of $299.6 million, or $2.79 per diluted share.  The 18% increase in annual net earnings was due mostly to including the operations of Square 1 Financial, Inc. for all of 2016 compared to including its operations in 2015 from the October 6, 2015 acquisition date.

Matt Wagner, President and CEO, commented, “Our strong fourth quarter results capped a year of profitable growth and continued solid operating performance.  Our full year 2016 return on assets of 1.66% and return on tangible equity of 15.52% drove a 4% increase in diluted EPS. These exceptional operating results allowed us to return $271 million to our stockholders in 2016 through stock repurchases and dividends.”

Patrick Rusnak, Executive Vice President and CFO stated, “Our fourth quarter core tax equivalent NIM increased one basis point to 5.09% while our NIM excluding all purchase accounting items increased six basis points to 5.04%. Our NIM has continued to hold up during this sustained period of low interest rates and, with our large concentrations of floating rate loans and core deposits, our balance sheet is well-positioned for a rising rate environment.”

Mr. Rusnak continued, “We are pleased with the 2016 full year loan and lease growth of 7% as it was produced by various business groups, maintaining our favorable loan diversification along our product lines.”

Mr. Wagner continued, “We are very well-positioned for continued growth and superior financial performance in 2017 given our proven and efficient business banking model supported by talented bankers. Even with the prospect of a more favorable outlook for economic growth and the banking sector, we will remain vigilant with respect to prudent risk management. Our financial performance was recently recognized in Forbes magazine’s 2017 List of America’s Best Banks where PacWest was named the best performing of the 100 largest publicly-traded U.S. banks.”

FINANCIAL HIGHLIGHTS

	At or For the Three Months Ended			At or For the Year Ended
	December 31,	September 30,		December 31,
	2016	2016	Change	2016	2015	Change
	(Dollars in thousands, except per share data)
Financial Highlights
Net Earnings	$85,647	$93,895	$(8,248)	$352,166	$299,619	$52,547
Diluted Earnings Per Share	$0.71	$0.77	$(0.06)	$2.90	$2.79	$0.11
Return on Average Assets	1.59%	1.77%	(0.18)	1.66%	1.70%	(0.04)
Return on Average Tangible Equity (1)	14.88%	16.15%	(1.27)	15.52%	15.76%	(0.24)

Net Interest Margin (tax equivalent)	5.47%	5.26%	0.21	5.40%	5.60%	(0.20)
Core Net Interest Margin (tax equivalent) (1)	5.09%	5.08%	0.01	5.10%	5.25%	(0.15)
Efficiency Ratio	40.1%	40.1%	—	39.8%	38.5%	1.3

Total Assets	$21,869,767	$21,315,291	$554,476	$21,869,767	$21,288,490	$581,277
Loans and Leases, Net of Deferred Fees	$15,455,954	$14,742,846	$713,108	$15,455,954	$14,478,254	$977,700
Noninterest-Bearing Deposits	$6,659,016	$6,521,946	$137,070	$6,659,016	$6,171,455	$487,561
Core Deposits	$12,523,834	$12,010,639	$513,195	$12,523,834	$10,571,573	$1,952,261
Total Deposits	$15,870,611	$15,645,668	$224,943	$15,870,611	$15,666,182	$204,429

Noninterest-Bearing Deposits as Percentage of Total Deposits	42%	42%	—	42%	39%	3
Core Deposits as Percentage of Total Deposits	79%	77%	2	79%	67%	12

Equity to Assets Ratio	20.48%	21.31%	(0.83)	20.48%	20.66%	(0.18)
Tangible Common Equity Ratio (1)	11.54%	12.19%	(0.65)	11.54%	11.38%	0.16
Book Value Per Share	$36.93	$37.29	$(0.36)	$36.93	$36.22	$0.71
Tangible Book Value Per Share (1)	$18.71	$19.12	$(0.41)	$18.71	$17.86	$0.85

(1) Non-GAAP measure.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income increased by $13.7 million to $248.3 million in the fourth quarter of 2016 compared to $234.6 million in the third quarter of 2016 due to the combination of higher discount accretion on acquired loans and higher average loan and lease balances, offset by lower nonaccrual interest recoveries.  Total accretion on acquired loans was $21.2 million in the fourth quarter of 2016 (56 basis points on the loan and lease yield) compared to $14.2 million in the third quarter of 2016 (39 basis points on the loan and lease yield).  The increase in accretion was due primarily to higher accelerated accretion from payoffs on acquired loans, including $13.5 million from the payoff of a nonaccrual purchased credit impaired (“PCI”) loan.  The loan and lease yield for the fourth quarter of 2016 was 6.31% compared to 6.17% for the third quarter of 2016.  The increase in the loan and lease yield was due to the higher accretion on acquired loans offset by a lower yield on new production relative to the current portfolio yield.  Excluding accelerated accretion, the core loan and lease yield was 5.85% in the fourth quarter compared to 5.94% in the third quarter.

The tax equivalent NIM for the fourth quarter of 2016 was 5.47% compared to 5.26% for the third quarter of 2016.  The increase in the NIM was mostly due to higher accretion on acquired loans. Such accretion contributed 46 basis points to the NIM in the fourth quarter of 2016 and 31 basis points to the NIM in the third quarter of 2016. Excluding accelerated accretion, the core tax equivalent NIM was 5.09% in the fourth quarter compared to 5.08% for the third quarter.

Included in net interest income for the third quarter of 2016 was $3.0 million of interest resulting from the full payoff of a nonperforming loan. This recovery contributed seven basis points to the NIM and eight basis points of loan and lease yield for the third quarter of 2016.

The cost of total deposits was 0.19% in the fourth quarter, unchanged from the third quarter.

The tax equivalent NIM and loan and lease yield are impacted by volatility in accretion of acquisition discounts on acquired loans and leases. The effects of this item are shown in the following table for the periods indicated:

	Three Months Ended		Three Months Ended
	December 31, 2016		September 30, 2016
		Loan and		Loan and
	NIM	Lease Yield	NIM	Lease Yield
Reported	5.47%	6.31%	5.26%	6.17%
Less: Accelerated accretion of acquisition discounts from early payoffs of acquired loans	(0.38)%	(0.46)%	(0.18)%	(0.23)%
Core	5.09%	5.85%	5.08%	5.94%
Less: Remaining accretion of Non-PCI loan acquisition discounts	(0.08)%	(0.10)%	(0.13)%	(0.16)%
Excluding total accretion of loan acquisition discounts	5.01%	5.75%	4.95%	5.78%

Total accretion of loan acquisition discounts	(0.46)%	(0.56)%	(0.31)%	(0.39)%

The impact on the tax equivalent net interest income and NIM from all purchase accounting items is set forth in the table below for the periods indicated:

	Three Months Ended		Three Months Ended
	December 31, 2016		September 30, 2016
		Impact on		Impact on
	Amount	NIM	Amount	NIM
	(Dollars in thousands)
Net interest income/NIM	$253,131	5.47%	$239,473	5.26%
Less: Accelerated accretion of acquisition discounts from early payoffs of acquired loans	(17,454)	(0.38)%	(8,226)	(0.18)%
Remaining accretion of Non-PCI loan acquisition discounts	(3,726)	(0.08)%	(5,997)	(0.13)%
Total accretion of loan acquisition discounts	(21,180)	(0.46)%	(14,223)	(0.31)%
Amortization of TruPS discount	1,388	0.03%	1,391	0.03%
Accretion of time deposits premium	(94)	0.00%	(121)	0.00%
	(19,886)	(0.43)%	(12,953)	(0.28)%
Net interest income/NIM - excluding purchase accounting	$233,245	5.04%	$226,520	4.98%

Noninterest Income

Noninterest income increased by $2.0 million to $28.9 million in the fourth quarter of 2016 compared to $26.9 million for the third quarter of 2016 due mostly to a $1.1 million increase in dividends and gains on equity investments and a $1.1 million increase in other income attributable mainly to higher warrant income.

The following table presents details of noninterest income for the periods indicated:

	Three Months Ended
	December 31,	September 30,	Increase
Noninterest Income	2016	2016	(Decrease)
	(In thousands)

Service charges on deposit accounts	$3,557	$3,488	$69
Other commissions and fees	12,036	12,528	(492)
Leased equipment income	8,614	8,538	76
Gain on sale of loans and leases	119	157	(38)
Gain on securities	515	382	133
Other income:
Dividends and realized gains on equity investments	1,453	377	1,076
Foreign currency translation net (losses) gains	(171)	(224)	53
Other	2,772	1,674	1,098
Total noninterest income	$28,895	$26,920	$1,975

Noninterest Expense

Noninterest expense increased by $7.9 million to $118.6 million for the fourth quarter of 2016 compared to $110.7 million for the third quarter of 2016.  The increase was due mostly to higher compensation expense of $3.4 million, higher foreclosed assets expense of $2.9 million, higher loan expense of $1.2 million, and higher other expense of $1.0 million, offset by lower intangible asset amortization of $1.0 million.  Compensation expense increased due mainly to higher severance, bonus, and commissions expense. Foreclosed assets expense increased due primarily to a $2.6 million write-down on an existing property.  Loan expense increased primarily due to a $0.9 million recovery of work-out expenses for a single credit in the third quarter. Intangible asset amortization decreased due to declining amortization on the Square 1 customer deposit and customer relationship intangible assets.

The following table presents details of noninterest expense for the periods indicated:

	Three Months Ended
	December 31,	September 30,	Increase
Noninterest Expense	2016	2016	(Decrease)
	(In thousands)

Compensation	$66,013	$62,661	$3,352
Occupancy	12,076	12,010	66
Data processing	6,574	6,234	340
Other professional services	4,880	4,625	255
Insurance and assessments	4,124	4,324	(200)
Intangible asset amortization	3,176	4,224	(1,048)
Leased equipment depreciation	5,291	5,298	(7)
Foreclosed assets expense (income), net	2,693	(248)	2,941
Other expense:
Loan expense	3,140	1,931	1,209
Other	10,655	9,651	1,004
Total noninterest expense	$118,622	$110,710	$7,912

Income Taxes

The overall effective income tax rate was 36.7% in the fourth quarter of 2016 and 34.1% in the third quarter of 2016. The effective rate for the third quarter was lower due to certain discrete items associated with completion of the 2015 tax returns. The effective tax rate for the full year 2016 was 36.9%. The estimated effective tax rate for the full year 2017 is approximately 38.5%.

BALANCE SHEET HIGHLIGHTS

Loans and Leases

Total loans and leases increased by $713.1 million in the fourth quarter to $15.5 billion at December 31, 2016.  The net increase was driven by fourth quarter originations and purchases of $1.3 billion, offset partially by principal repayments of $526.2 million.   For the year ended December 31, 2016, total loans and leases increased by $977.7 million, or approximately 7%.

The following table presents a roll forward of the loan and lease portfolio for the periods indicated:

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
Loan and Lease Roll Forward (1)	2016	2016	2016
	(Dollars in thousands)

Beginning balance	$14,742,846	$14,641,460	$14,478,254
New production	1,272,900	1,071,943	4,118,330
Existing loans and leases:
Principal repayments, net (2)	(526,232)	(933,037)	(2,844,553)
Loan and lease sales	(14,825)	(27,065)	(120,144)
Transfers to foreclosed assets	(652)	—	(781)
Charge-offs	(18,083)	(10,455)	(35,954)
Sale of PWEF	—	—	(139,198)
Ending balance	$15,455,954	$14,742,846	$15,455,954

Weighted average rate on new production	4.83%	5.11%	4.92%

(1) Includes direct financing leases but excludes equipment leased to others under operating leases.

(2) Includes principal repayments on existing loans, changes in revolving lines of credit (repayments and draws), loan participation sales and other changes within the loan portfolio.

The following table presents the composition of our loan and lease portfolio as of the dates indicated:

	December 31,	September 30,	June 30,	December 31,
Loan and Lease Portfolio	2016	2016	2016	2015
	(In thousands)
Real estate mortgage:
Commercial	$4,396,696	$4,327,565	$4,519,209	$4,645,533
Residential	1,314,036	1,242,254	1,164,784	1,211,209
Total real estate mortgage	5,710,732	5,569,819	5,683,993	5,856,742
Real estate construction and land:
Commercial	581,246	510,831	417,144	345,991
Residential	384,001	323,104	281,788	184,382
Total real estate construction and land	965,247	833,935	698,932	530,373
Total real estate loans	6,675,979	6,403,754	6,382,925	6,387,115
Commercial:
Cash flow	3,112,890	3,071,606	3,048,439	3,073,965
Asset-based	2,611,796	2,573,437	2,683,913	2,547,665
Venture capital	1,987,900	1,766,509	1,666,352	1,458,013
Equipment finance	691,967	670,783	646,940	890,349
Total commercial	8,404,553	8,082,335	8,045,644	7,969,992
Consumer	375,422	256,757	212,891	121,147
Total loans and leases, net of deferred fees	$15,455,954	$14,742,846	$14,641,460	$14,478,254

Total unfunded loan commitments	$4,166,703	$4,156,147	$3,888,686	$3,580,655

Loan growth in the fourth quarter came primarily from the venture capital, construction, and consumer portfolios.

Deposits and Client Investment Funds

The following table presents the composition of our deposit portfolio as of the dates indicated:

	December 31,	September 30,	June 30,	December 31,
Deposit Category	2016	2016	2016	2015
	(Dollars in thousands)

Noninterest-bearing demand deposits	$6,659,016	$6,521,946	$6,222,696	$6,171,455
Interest checking deposits	1,448,394	1,184,350	1,035,395	874,349
Money market deposits	3,705,385	3,532,050	3,392,811	2,782,974
Savings deposits	711,039	772,293	761,090	742,795
Total core deposits	12,523,834	12,010,639	11,411,992	10,571,573
Brokered non-maturity deposits	1,174,487	1,082,114	972,820	942,253
Total non-maturity deposits	13,698,321	13,092,753	12,384,812	11,513,826
Time deposits under $100,000	1,018,849	1,180,428	1,114,074	1,656,227
Time deposits of $100,000 and over	1,153,441	1,372,487	1,649,123	2,496,129
Total time deposits	2,172,290	2,552,915	2,763,197	4,152,356
Total deposits	$15,870,611	$15,645,668	$15,148,009	$15,666,182

Noninterest-bearing demand deposits as percentage of total deposits	42%	42%	41%	39%
Core deposits as percentage of total deposits	79%	77%	75%	67%

At December 31, 2016, core deposits totaled $12.5 billion, or 79% of total deposits, including $6.7 billion of noninterest-bearing demand deposits, or 42% of total deposits.

In addition to deposit products, we also offer alternative non-depository cash investment options for select clients; these alternatives include investments managed by Square 1 Asset Management, Inc. (“S1AM”), our registered investment advisor subsidiary, and third-party sweep products.  Total client investment funds at December 31, 2016 were $1.3 billion, of which $1.1 billion was managed by S1AM.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

A provision for credit losses of $23.2 million was recorded in the fourth quarter of 2016 compared to $8.5 million in the third quarter of 2016.  The fourth quarter provision consisted of $21.0 million for non-purchased credit impaired (“Non-PCI”) loans and leases and $2.2 million for PCI loans; this compares to $8.0 million and $0.5 million for the third quarter. The higher fourth quarter 2016 provision was due to significant loan and lease portfolio growth and lower recoveries. The allowance for Non-PCI credit losses to Non-PCI loans and leases coverage ratio was 1.05% at December 31, 2016 and September 30, 2016.

The following tables show roll forwards of the allowance for credit losses for the periods indicated:

	Three Months Ended December 31, 2016
	Non-PCI
Allowance for Credit	Loans and	Unfunded	Total	PCI
Losses Rollforward	Leases	Commitments	Non-PCI	Loans	Total
	(In thousands)
Beginning balance	$136,747	$17,323	$154,070	$11,229	$165,299
Charge-offs	(18,083)	—	(18,083)	—	(18,083)
Recoveries	4,291	—	4,291	39	4,330
Net (charge-offs) recoveries	(13,792)	—	(13,792)	39	(13,753)
Provision	20,800	200	21,000	2,215	23,215
Ending balance	$143,755	$17,523	$161,278	$13,483	$174,761

	Three Months Ended September 30, 2016
	Non-PCI
Allowance for Credit	Loans and	Unfunded	Total	PCI
Losses Rollforward	Leases	Commitments	Non-PCI	Loans	Total
	(In thousands)
Beginning balance	$132,000	$17,944	$149,944	$11,289	$161,233
Charge-offs	(9,924)	—	(9,924)	(531)	(10,455)
Recoveries	6,050	—	6,050	—	6,050
Net (charge-offs)	(3,874)	—	(3,874)	(531)	(4,405)
Provision	8,621	(621)	8,000	471	8,471
Ending balance	$136,747	$17,323	$154,070	$11,229	$165,299

The higher fourth quarter 2016 charge-offs were principally due to the charge-off of $15.7 million of specific reserves that were established in previous quarters compared to $9.7 million in the third quarter.

All acquired loans are recorded initially at their estimated fair value including an estimate of credit losses. The table below presents two alternative views of credit risk coverage ratios for Non-PCI loans reflecting adjustments for acquired loans and leases and associated purchase accounting discounts:

	December 31, 2016				September 30, 2016
Non-PCI Adjusted	Non-PCI				Non-PCI
Allowance for Credit Losses	Loans and	Allowance/		Coverage	Loans and	Allowance/		Coverage
to Loans and Leases	Leases	Discount		Ratio	Leases	Discount		Ratio
	(Dollars in thousands)
Adjustment for - Acquired loans and leases and related allowance:
Ending balance	$15,412,092	$161,278		1.05%	$14,686,206	$154,070		1.05%
Acquired loans and allowance	(4,413,176)	(44,352	)(1)		(4,612,787)	(46,039	)(1)
Adjusted balance	$10,998,916	$116,926		1.06%	$10,073,419	$108,031		1.07%

Adjustment for - Unamortized net discount on acquired loans and leases:
Ending balance	$15,412,092	$161,278		1.05%	$14,686,206	$154,070		1.05%
Unamortized net discount	45,639	45,639	(2)		53,041	53,041	(2)
Adjusted balance	$15,457,731	$206,917		1.34%	$14,739,247	$207,111		1.41%

(1)         Allowance attributed to $4.4 billion and $4.6 billion of acquired Non-PCI loans at December 31, 2016 and September 30, 2016, based on the allowance calculation that includes an amount for credit deterioration on acquired loans and leases since their acquisition dates.

(2)         Unamortized net discount relates to $4.4 billion and $4.6 billion of acquired Non-PCI loans at December 31, 2016 and September 30, 2016, and is assigned specifically to those loans only.  Such discount represents the acquisition date fair value adjustment based on market, liquidity, interest rate risk and credit risk and is being accreted to interest income over the remaining life of the respective loans using the interest method.  Use of the interest method results in steadily declining amounts being taken into income in each reporting period.  The remaining discount of $45.6 million at December 31, 2016, is expected to be substantially accreted to income by the end of 2018.

CREDIT QUALITY

The following table presents Non-PCI loan and lease credit quality metrics as of the dates indicated:

	December 31,	September 30,
Non-PCI Credit Quality Metrics	2016	2016
	(Dollars in thousands)

Nonaccrual loans and leases	$170,599	$171,085
Classified loans and leases	409,645	417,541
Performing troubled debt restructured loans	64,952	70,348
Allowance for credit losses	161,278	154,070
Net charge-offs (for the quarter)	13,792	3,874
Provision for credit losses (for the quarter)	21,000	8,000
Allowance for credit losses to loans and leases	1.05%	1.05%
Allowance for credit losses to nonaccrual loans and leases	94.5%	90.1%
Nonaccrual loans and leases to loans and leases	1.11%	1.16%
Nonperforming assets to loans and leases and foreclosed assets	1.19%	1.27%
Classified loans and leases to loans and leases	2.66%	2.84%

The following table presents Non-PCI nonaccrual loans and leases and accruing loans and leases past due between 30 and 89 days by portfolio segment and class as of the dates indicated:

	Non-PCI Nonaccrual Loans and Leases				Non-PCI Accruing and
	December 31, 2016		September 30, 2016		30-89 Days Past Due
		% of		% of	December 31,	September 30,
		Loan		Loan	2016	2016
	Amount	Category	Amount	Category	Amount	Amount
	(Dollars in thousands)
Real estate mortgage:
Commercial	$62,454	1.4%	$74,606	1.7%	$7,691	$2,146
Residential	6,881	0.5%	5,089	0.4%	5,524	—
Total real estate mortgage	69,335	1.2%	79,695	1.5%	13,215	2,146
Real estate construction and land:
Commercial	—	0.0%	1,245	0.2%	—	—
Residential	364	0.1%	366	0.1%	—	—
Total real estate construction and land	364	0.0%	1,611	0.2%	—	—
Commercial:
Cash flow	53,908	1.7%	27,831	0.9%	153	21
Asset-based	2,118	0.1%	4,044	0.2%	1,500	6,644
Venture capital	11,687	0.6%	10,782	0.6%	13,295	—
Equipment finance	32,848	4.7%	46,916	7.0%	218	—
Total commercial	100,561	1.2%	89,573	1.1%	15,166	6,665
Consumer	339	0.1%	206	0.1%	224	—
Total Non-PCI loans and leases	$170,599	1.1%	$171,085	1.2%	$28,605	$8,811

The following table presents nonperforming assets as of the dates indicated:

	December 31,	September 30,
Nonperforming Assets	2016	2016
	(Dollars in thousands)

Nonaccrual Non-PCI loans and leases	$170,599	$171,085
Nonaccrual PCI loans	2,928	3,478
Total nonaccrual loans and leases	173,527	174,563
Foreclosed assets, net	12,976	15,113
Total nonperforming assets	$186,503	$189,676

Nonaccrual loans and leases to loans and leases	1.12%	1.18%
Nonperforming assets to loans and leases and foreclosed assets	1.20%	1.28%

STOCK REPURCHASE PROGRAM

In the fourth quarter of 2016, the Company repurchased 652,835 shares of common stock for a total amount of $27.9 million under its previously announced $400 million stock repurchase program. The repurchased shares were retired by the Company.

SALE AND CLOSURE OF BRANCHES

In December 2016, Pacific Western Bank completed the sale of two branches to First Foundation Bank (the “Transaction”).  The branches were located in Laguna Hills and Seal Beach, California (the “Branches”).  The deposits of the Branches totaled approximately $180 million, principally comprised of time deposits.  No loans were sold in connection with the Transaction. In addition, Pacific Western Bank will close its three branches located in the San Francisco Bay Area in the first quarter of 2017. At December 31, 2016, the deposits of these branches totaled approximately $100 million. No significant one-time charges are expected to be incurred related to the closure of these branches.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with over $21 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). The Bank has 77 full-service branches located throughout the state of California and one branch in Durham, North Carolina. Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and medium-sized businesses.  Pacific Western offers additional products and services under the brands of its business groups, CapitalSource and Square 1 Bank. CapitalSource provides cash flow, asset-based, equipment and real estate loans and treasury management services to established middle market businesses on a national basis.  Square 1 Bank offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovation hubs across the United States. For more information about PacWest Bancorp, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” about the Company and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results and metrics. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “forecast,” “expect,” “estimate,” “plan,” “continue,” “will,” “should,” “look forward” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. These risks and uncertainties include, but are not limited to, our ability to compete effectively against other financial institutions in our banking markets; the impact of changes in interest rates or levels of market activity, especially on our loan and investment portfolios; deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business (including the levels of IPOs and M&A activities); changes in credit quality and the effect of credit quality on our provision for loan and lease losses and allowance for loan and leases losses; our ability to attract deposits and other sources of funding or liquidity; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the impact of adverse judgments or settlements in litigation, the initiation and resolution of regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; and our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including the Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the discussion of risk factors within that document.

All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	December 31,	September 30,	December 31,
	2016	2016	2015
	(Dollars in thousands, except per share data)
ASSETS:
Cash and due from banks	$337,965	$286,371	$161,020
Interest-earning deposits in financial institutions	81,705	253,994	235,466
Total cash and cash equivalents	419,670	540,365	396,486

Securities available-for-sale, at estimated fair value	3,223,830	3,341,335	3,559,437
Federal Home Loan Bank stock, at cost	21,870	19,386	19,710
Total investment securities	3,245,700	3,360,721	3,579,147

Non-PCI loans and leases	15,412,092	14,686,206	14,339,070
PCI loans	108,445	120,221	189,095
Total gross loans and leases	15,520,537	14,806,427	14,528,165
Deferred fees, net	(64,583)	(63,581)	(49,911)
Total loans and leases, net of deferred fees	15,455,954	14,742,846	14,478,254
Allowance for loan and lease losses	(157,238)	(147,976)	(115,111)
Total loans and leases, net	15,298,716	14,594,870	14,363,143

Equipment leased to others under operating leases	229,905	198,931	197,452
Premises and equipment, net	38,594	38,977	39,197
Foreclosed assets, net	12,976	15,113	22,120
Deferred tax asset, net	94,112	27,073	126,389
Goodwill	2,173,949	2,173,949	2,176,291
Core deposit and customer relationship intangibles, net	36,366	39,542	53,220
Other assets	319,779	325,750	335,045
Total assets	$21,869,767	$21,315,291	$21,288,490

LIABILITIES:
Noninterest-bearing deposits	$6,659,016	$6,521,946	$6,171,455
Interest-bearing deposits	9,211,595	9,123,722	9,494,727
Total deposits	15,870,611	15,645,668	15,666,182
Borrowings	905,812	541,011	621,914
Subordinated debentures	440,744	441,112	436,000
Accrued interest payable and other liabilities	173,545	144,905	166,703
Total liabilities	17,390,712	16,772,696	16,890,799
STOCKHOLDERS’ EQUITY (1)	4,479,055	4,542,595	4,397,691
Total liabilities and stockholders’ equity	$21,869,767	$21,315,291	$21,288,490

Book value per share	$36.93	$37.29	$36.22
Tangible book value per share (2)	$18.71	$19.12	$17.86
Shares outstanding	121,283,669	121,817,524	121,413,727

(1) Includes net unrealized gain on securities available-for-sale, net	$5,982	$72,073	$27,828

(2) Non-GAAP measure.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases	$238,223	$225,370	$219,677	$924,294	$819,094
Investment securities	23,403	22,187	23,648	90,557	64,368
Deposits in financial institutions	147	298	172	1,061	476
Total interest income	261,773	247,855	243,497	1,015,912	883,938

Interest expense:
Deposits	7,369	7,247	9,391	31,512	41,503
Borrowings	631	695	159	2,259	554
Subordinated debentures	5,468	5,278	4,748	20,850	18,535
Total interest expense	13,468	13,220	14,298	54,621	60,592

Net interest income	248,305	234,635	229,199	961,291	823,346
Provision for credit losses	23,215	8,471	13,772	65,729	45,481
Net interest income after provision for credit losses	225,090	226,164	215,427	895,562	777,865

Noninterest income:
Service charges on deposit accounts	3,557	3,488	3,901	14,534	11,688
Other commissions and fees	12,036	12,528	12,691	47,126	31,586
Leased equipment income	8,614	8,538	7,791	33,919	24,023
Gain on sale of loans and leases	119	157	183	909	373
Gain on securities	515	382	—	9,485	3,744
FDIC loss sharing expense, net	—	—	(4,291)	(8,917)	(18,246)
Other income	4,054	1,827	7,783	15,419	31,142
Total noninterest income	28,895	26,920	28,058	112,475	84,310

Noninterest expense:
Compensation	66,013	62,661	58,992	251,913	203,914
Occupancy	12,076	12,010	12,194	48,911	44,144
Data processing	6,574	6,234	5,585	24,356	18,617
Other professional services	4,880	4,625	3,811	16,478	13,760
Insurance and assessments	4,124	4,324	5,450	18,364	16,996
Intangible asset amortization	3,176	4,224	4,910	16,517	9,410
Leased equipment depreciation	5,291	5,298	4,235	20,899	13,603
Foreclosed assets expense (income), net	2,693	(248)	(3,185)	1,881	(668)
Acquisition, integration and reorganization costs	—	—	17,600	200	21,247
Other expense	13,795	11,582	12,672	50,582	41,016
Total noninterest expense	118,622	110,710	122,264	450,101	382,039

Earnings before income taxes	135,363	142,374	121,221	557,936	480,136
Income tax expense	(49,716)	(48,479)	(49,380)	(205,770)	(180,517)
Net earnings	$85,647	$93,895	$71,841	$352,166	$299,619

Basic and diluted earnings per share	$0.71	$0.77	$0.60	$2.90	$2.79

PACWEST BANCORP AND SUBSIDIARIES

NET EARNINGS PER SHARE CALCULATIONS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Basic Earnings Per Share:
Net earnings	$85,647	$93,895	$71,841	$352,166	$299,619
Less: earnings allocated to unvested restricted stock (1)	(1,004)	(1,048)	(690)	(3,988)	(2,892)
Net earnings allocated to common shares	$84,643	$92,847	$71,151	$348,178	$296,727

Weighted-average basic shares and unvested restricted stock outstanding	121,464	121,818	120,385	121,670	107,401
Less: weighted-average unvested restricted stock outstanding	(1,450)	(1,401)	(1,133)	(1,431)	(1,074)
Weighted-average basic shares outstanding	120,014	120,417	119,252	120,239	106,327

Basic earnings per share	$0.71	$0.77	$0.60	$2.90	$2.79

Diluted Earnings Per Share:
Net earnings allocated to common shares	$84,643	$92,847	$71,151	$348,178	$296,727

Weighted-average basic shares outstanding	120,014	120,417	119,252	120,239	106,327

Diluted earnings per share	$0.71	$0.77	$0.60	$2.90	$2.79

(1)         Represents cash dividends paid to holders of unvested stock, net of estimated forfeitures, plus undistributed earnings amounts available to holders of unvested restricted stock, if any.

PACWEST BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND YIELD ANALYSIS

	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
PCI loans	$104,234	$17,481	66.72%	$117,781	$5,868	19.82%	$169,772	$6,345	14.83%
Non-PCI loans and leases	14,904,034	220,742	5.89%	14,417,170	219,502	6.06%	13,861,330	213,332	6.11%
Total loans and leases	15,008,268	238,223	6.31%	14,534,951	225,370	6.17%	14,031,102	219,677	6.21%
Investment securities (1)	3,293,003	28,229	3.41%	3,338,209	27,025	3.22%	3,492,124	28,408	3.23%
Deposits in financial institutions	111,918	147	0.52%	238,425	298	0.50%	254,308	172	0.27%
Total interest-earning assets	18,413,189	266,599	5.76%	18,111,585	252,693	5.55%	17,777,534	248,257	5.54%
Other assets	3,014,761			2,960,468			3,047,714
Total assets	$21,427,950			$21,072,053			$20,825,248

Liabilities and Stockholders’ Equity:
Interest checking	$1,449,346	951	0.26%	$1,161,931	604	0.21%	$889,035	345	0.15%
Money market	4,740,944	3,672	0.31%	4,514,525	3,303	0.29%	3,557,364	1,543	0.17%
Savings	751,817	331	0.18%	764,415	341	0.18%	747,054	445	0.24%
Time	2,384,973	2,415	0.40%	2,666,434	2,999	0.45%	4,439,940	7,058	0.63%
Total interest-bearing deposits	9,327,080	7,369	0.31%	9,107,305	7,247	0.32%	9,633,393	9,391	0.39%
Borrowings	505,567	631	0.50%	583,982	695	0.47%	206,236	159	0.31%
Subordinated debentures	440,907	5,468	4.93%	439,970	5,278	4.77%	435,293	4,748	4.33%
Total interest-bearing liabilities	10,273,554	13,468	0.52%	10,131,257	13,220	0.52%	10,274,922	14,298	0.55%
Noninterest-bearing demand deposits	6,496,221			6,274,294			6,043,900
Other liabilities	156,227			135,801			160,264
Total liabilities	16,926,002			16,541,352			16,479,086
Stockholders’ equity	4,501,948			4,530,701			4,346,162
Total liabilities and stockholders’ equity	$21,427,950			$21,072,053			$20,825,248
Net interest income (2)		$253,131			$239,473			$233,959
Net interest spread (2)			5.24%			5.03%			4.99%
Net interest margin (2)			5.47%			5.26%			5.22%

Total deposits (3)	$15,823,301	$7,369	0.19%	$15,381,599	$7,247	0.19%	$15,677,293	$9,391	0.24%
Funding sources (4)	$16,769,775	$13,468	0.32%	$16,405,551	$13,220	0.32%	$16,318,822	$14,298	0.35%

(1)         Includes tax equivalent adjustments of $4.8 million, $4.8 million, and $4.8 million for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015 related to tax exempt income on municipal securities.  The federal statutory tax rate utilized was 35% for the periods.

(2)   Tax equivalent.

(3)         Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits.  The cost of total deposits is calculated as annualized interest expense on deposits divided by average total deposits.

(4)         Funding sources is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of funding sources is calculated as annualized total interest expense divided by average funding sources.

PACWEST BANCORP AND SUBSIDIARIES

FIVE QUARTER BALANCE SHEET

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(Dollars in thousands, except per share data)
ASSETS:
Cash and due from banks	$337,965	$286,371	$226,471	$161,977	$161,020
Interest-earning deposits in financial institutions	81,705	253,994	218,882	357,541	235,466
Total cash and cash equivalents	419,670	540,365	445,353	519,518	396,486

Securities available-for-sale	3,223,830	3,341,335	3,347,546	3,240,586	3,559,437
Federal Home Loan Bank stock	21,870	19,386	24,214	17,250	19,710
Total investment securities	3,245,700	3,360,721	3,371,760	3,257,836	3,579,147

Non-PCI loans and leases	15,412,092	14,686,206	14,566,425	14,365,915	14,339,070
PCI loans	108,445	120,221	136,901	176,607	189,095
Total gross loans and leases	15,520,537	14,806,427	14,703,326	14,542,522	14,528,165
Deferred fees, net	(64,583)	(63,581)	(61,866)	(59,005)	(49,911)
Total loans and leases, net of deferred fees	15,455,954	14,742,846	14,641,460	14,483,517	14,478,254
Allowance for loan and lease losses	(157,238)	(147,976)	(143,289)	(130,361)	(115,111)
Total loans and leases, net	15,298,716	14,594,870	14,498,171	14,353,156	14,363,143

Equipment leased to others under operating leases	229,905	198,931	204,062	205,163	197,452
Premises and equipment, net	38,594	38,977	38,718	39,713	39,197
Foreclosed assets, net	12,976	15,113	16,181	18,310	22,120
Deferred tax asset, net	94,112	27,073	24,413	91,126	126,389
Goodwill	2,173,949	2,173,949	2,175,791	2,175,791	2,176,291
Core deposit and customer relationship intangibles, net	36,366	39,542	43,766	48,137	53,220
Other assets	319,779	325,750	328,924	322,259	335,045
Total assets	$21,869,767	$21,315,291	$21,147,139	$21,031,009	$21,288,490

LIABILITIES:
Noninterest-bearing deposits	$6,659,016	$6,521,946	$6,222,696	$6,139,963	$6,171,455
Interest-bearing deposits	9,211,595	9,123,722	8,925,313	9,301,412	9,494,727
Total deposits	15,870,611	15,645,668	15,148,009	15,441,375	15,666,182
Borrowings	905,812	541,011	918,208	551,401	621,914
Subordinated debentures	440,744	441,112	439,322	438,723	436,000
Accrued interest payable and other liabilities	173,545	144,905	128,296	142,918	166,703
Total liabilities	17,390,712	16,772,696	16,633,835	16,574,417	16,890,799
STOCKHOLDERS’ EQUITY (1)	4,479,055	4,542,595	4,513,304	4,456,592	4,397,691
Total liabilities and stockholders’ equity	$21,869,767	$21,315,291	$21,147,139	$21,031,009	$21,288,490

Book value per share	$36.93	$37.29	$37.05	$36.60	$36.22
Tangible book value per share (2)	$18.71	$19.12	$18.83	$18.33	$17.86
Shares outstanding	121,283,669	121,817,524	121,819,849	121,771,252	121,413,727

(1) Includes net unrealized gain on securities available-for-sale, net	$5,982	$72,073	$81,744	$48,479	$27,828
(2) Non-GAAP measure.

PACWEST BANCORP AND SUBSIDIARIES

FIVE QUARTER STATEMENT OF EARNINGS

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases	$238,223	$225,370	$224,326	$236,375	$219,677
Investment securities	23,403	22,187	22,420	22,547	23,648
Deposits in financial institutions	147	298	308	308	172
Total interest income	261,773	247,855	247,054	259,230	243,497

Interest expense:
Deposits	7,369	7,247	7,823	9,073	9,391
Borrowings	631	695	352	581	159
Subordinated debentures	5,468	5,278	5,122	4,982	4,748
Total interest expense	13,468	13,220	13,297	14,636	14,298

Net interest income	248,305	234,635	233,757	244,594	229,199
Provision for credit losses	23,215	8,471	13,903	20,140	13,772
Net interest income after provision for credit losses	225,090	226,164	219,854	224,454	215,427

Noninterest income:
Service charges on deposit accounts	3,557	3,488	3,633	3,856	3,901
Other commissions and fees	12,036	12,528	11,073	11,489	12,691
Leased equipment income	8,614	8,538	8,523	8,244	7,791
Gain on sale of loans and leases	119	157	388	245	183
Gain on securities	515	382	478	8,110	—
FDIC loss sharing expense, net	—	—	(6,502)	(2,415)	(4,291)
Other income	4,054	1,827	4,528	5,010	7,783
Total noninterest income	28,895	26,920	22,121	34,539	28,058

Noninterest expense:
Compensation	66,013	62,661	62,174	61,065	58,992
Occupancy	12,076	12,010	12,193	12,632	12,194
Data processing	6,574	6,234	5,644	5,904	5,585
Other professional services	4,880	4,625	3,401	3,572	3,811
Insurance and assessments	4,124	4,324	4,951	4,965	5,450
Intangible asset amortization	3,176	4,224	4,371	4,746	4,910
Leased equipment depreciation	5,291	5,298	5,286	5,024	4,235
Foreclosed assets expense (income), net	2,693	(248)	(3)	(561)	(3,185)
Acquisition, integration and reorganization costs	—	—	—	200	17,600
Other expense	13,795	11,582	12,064	13,141	12,672
Total noninterest expense	118,622	110,710	110,081	110,688	122,264

Earnings before income taxes	135,363	142,374	131,894	148,305	121,221
Income tax expense	(49,716)	(48,479)	(49,726)	(57,849)	(49,380)
Net earnings	$85,647	$93,895	$82,168	$90,456	$71,841

Basic and diluted earnings per share	$0.71	$0.77	$0.68	$0.74	$0.60

PACWEST BANCORP AND SUBSIDIARIES

FIVE QUARTER SELECTED FINANCIAL DATA

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(Dollars in thousands)
Performance Ratios:
Return on average assets (1)	1.59%	1.77%	1.57%	1.72%	1.37%
Return on average equity (1)	7.57%	8.24%	7.37%	8.20%	6.56%
Return on average tangible equity (1)(2)	14.88%	16.15%	14.61%	16.45%	13.14%

Yield on average loans and leases (1)	6.31%	6.17%	6.24%	6.57%	6.21%
Yield on average interest-earning assets (1)(3)	5.76%	5.55%	5.63%	5.85%	5.54%
Cost of average total deposits (1)	0.19%	0.19%	0.20%	0.23%	0.24%
Cost of average time deposits (1)	0.40%	0.45%	0.52%	0.61%	0.63%
Cost of average interest-bearing liabilities (1)	0.52%	0.52%	0.54%	0.57%	0.55%
Cost of average funding sources (1)	0.32%	0.32%	0.33%	0.35%	0.35%
Net interest rate spread (1)(3)	5.24%	5.03%	5.09%	5.28%	4.99%
Net interest margin (1)(3)	5.47%	5.26%	5.33%	5.53%	5.22%
Core net interest margin (1)(2)(3)	5.09%	5.08%	5.11%	5.10%	5.10%

Efficiency ratio	40.1%	40.1%	40.6%	38.5%	39.3%
Noninterest expense as a percentage of average assets (1)	2.20%	2.09%	2.11%	2.10%	2.33%

Average Balances:
Loans and leases	$15,008,268	$14,534,951	$14,468,590	$14,471,165	$14,031,102
Interest-earning assets	18,413,189	18,111,585	18,003,075	18,161,751	17,777,534
Total assets	21,427,950	21,072,053	20,999,942	21,198,594	20,825,248
Noninterest-bearing deposits	6,496,221	6,274,294	6,437,720	6,273,249	6,043,900
Interest-bearing deposits	9,327,080	9,107,305	9,199,097	9,388,652	9,633,393
Total deposits	15,823,301	15,381,599	15,636,817	15,661,901	15,677,293
Borrowings and subordinated
debentures	946,474	1,023,952	739,509	931,260	641,529
Interest-bearing liabilities	10,273,554	10,131,257	9,938,606	10,319,912	10,274,922
Funding sources	16,769,775	16,405,551	16,376,326	16,593,161	16,318,822
Stockholders’ equity	4,501,948	4,530,701	4,483,593	4,438,602	4,346,162

(1) Annualized.

(2) Non-GAAP measure.

(3) Tax equivalent.

PACWEST BANCORP AND SUBSIDIARIES

FIVE QUARTER SELECTED FINANCIAL DATA

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(Dollars in thousands)
Non-PCI Credit Quality:
Allowance for credit losses to loans and leases	1.05%	1.05%	1.03%	0.96%	0.85%
Allowance for credit losses to nonaccrual loans and leases	95%	90%	118%	106%	95%
Nonaccrual loans and leases to loans and leases	1.11%	1.16%	0.88%	0.91%	0.90%
Nonperforming assets to loans and leases and foreclosed assets	1.19%	1.27%	0.99%	1.05%	1.06%
Nonperforming assets to total assets	0.84%	0.87%	0.68%	0.72%	0.71%
Trailing twelve month net charge-offs to average loans and leases	0.15%	0.04%	0.04%	0.03%	0.06%

PacWest Bancorp Consolidated Capital:
Tier 1 leverage ratio (1)	11.91%	12.13%	11.92%	11.51%	11.67%
Common equity tier 1 capital ratio (1)	12.31%	12.83%	12.72%	12.63%	12.58%
Tier 1 capital ratio (1)	12.31%	12.83%	12.72%	12.63%	12.60%
Total capital ratio (1)	15.56%	16.18%	16.08%	15.96%	15.65%
Risk-weighted assets (1)	$18,568,724	$17,713,506	$17,520,609	$17,226,658	$17,170,292

Equity to assets ratio	20.48%	21.31%	21.34%	21.19%	20.66%
Tangible common equity ratio (2)	11.54%	12.19%	12.12%	11.87%	11.38%
Book value per share	$36.93	$37.29	$37.05	$36.60	$36.22
Tangible book value per share (2)	$18.71	$19.12	$18.83	$18.33	$17.86

Pacific Western Bank Capital:
Tier 1 leverage ratio (1)	11.40%	11.54%	11.38%	11.10%	11.40%
Common equity tier 1 capital ratio (1)	11.78%	12.21%	12.13%	12.18%	12.03%
Tier 1 capital ratio (1)	11.78%	12.21%	12.13%	12.18%	12.03%
Total capital ratio (1)	12.72%	13.15%	13.06%	13.05%	12.80%

Equity to assets ratio	20.02%	20.77%	20.82%	20.70%	20.19%
Tangible common equity ratio (2)	11.02%	11.56%	11.51%	11.27%	10.80%

(1) Capital information for December 31, 2016 is preliminary.

(2) Non-GAAP measure.

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP financial disclosures for return on average tangible equity, tangible common equity ratio, tangible book value per share, core net interest margin, core loan and lease yield, and adjusted allowance for credit losses to loans and leases. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of return on average tangible equity, tangible common equity ratio, and tangible book value per share is prevalent among banking regulators, investors and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of return on average equity, equity to assets ratio, book value per share, net interest margin, loan and lease yield, and allowance for credit losses to loans and leases, respectively.

The reconciliations for the following GAAP financial measures to the non-GAAP financial measures are presented earlier in this press release: (1) net interest margin to core net interest margin, (2) loan and lease yield to core loan and lease yield, and (3) allowance for credit losses to loans and leases to adjusted allowance for credit losses to loans and leases.

The reconciliations for the following GAAP financial measures to the non-GAAP financial measures are presented below: (1) return on average equity to return on average tangible equity, (2) equity to assets ratio to tangible common equity ratio, and (3) book value per share to tangible book value per share.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Return on Average Tangible Equity	2016	2016	2015	2016	2015
	(Dollars in thousands)

Net earnings	$85,647	$93,895	$71,841	$352,166	$299,619

Average stockholders’ equity	$4,501,948	$4,530,701	$4,346,162	$4,488,862	$3,751,995
Less: Average intangible assets	2,212,042	2,217,564	2,177,631	2,219,756	1,850,988
Average tangible common equity	$2,289,906	$2,313,137	$2,168,531	$2,269,106	$1,901,007

Return on average equity (1)	7.57%	8.24%	6.56%	7.85%	7.99%
Return on average tangible equity (2)	14.88%	16.15%	13.14%	15.52%	15.76%

(1) Annualized net earnings divided by average stockholders’ equity.

(2) Annualized net earnings divided by average tangible common equity.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

Tangible Common Equity Ratio/	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible Book Value Per Share	2016	2016	2016	2016	2015
	(Dollars in thousands, except per share data)
PacWest Bancorp Consolidated:
Stockholders’ equity	$4,479,055	$4,542,595	$4,513,304	$4,456,592	$4,397,691
Less: Intangible assets	2,210,315	2,213,491	2,219,557	2,223,928	2,229,511
Tangible common equity	$2,268,740	$2,329,104	$2,293,747	$2,232,664	$2,168,180

Total assets	$21,869,767	$21,315,291	$21,147,139	$21,031,009	$21,288,490
Less: Intangible assets	2,210,315	2,213,491	2,219,557	2,223,928	2,229,511
Tangible assets	$19,659,452	$19,101,800	$18,927,582	$18,807,081	$19,058,979

Equity to assets ratio	20.48%	21.31%	21.34%	21.19%	20.66%
Tangible common equity ratio (1)	11.54%	12.19%	12.12%	11.87%	11.38%

Book value per share	$36.93	$37.29	$37.05	$36.60	$36.22
Tangible book value per share (2)	$18.71	$19.12	$18.83	$18.33	$17.86
Shares outstanding	121,283,669	121,817,524	121,819,849	121,771,252	121,413,727

Pacific Western Bank:
Stockholder’s equity	$4,374,478	$4,416,623	$4,390,928	$4,331,841	$4,276,279
Less: Intangible assets	2,210,315	2,213,491	2,219,557	2,223,928	2,229,511
Tangible common equity	$2,164,163	$2,203,132	$2,171,371	$2,107,913	$2,046,768

Total assets	$21,848,644	$21,266,705	$21,084,950	$20,928,105	$21,180,689
Less: Intangible assets	2,210,315	2,213,491	2,219,557	2,223,928	2,229,511
Tangible assets	$19,638,329	$19,053,214	$18,865,393	$18,704,177	$18,951,178

Equity to assets ratio	20.02%	20.77%	20.82%	20.70%	20.19%
Tangible common equity ratio (1)	11.02%	11.56%	11.51%	11.27%	10.80%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by shares outstanding.